Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333‑173496), pertaining to the Equity Incentive Plan of Arcos Dorados Holdings Inc of our reports dated March 12, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Arcos Dorados Holdings Inc., included in the Annual Report on Form 20-F for the year ended December 31, 2024.

Buenos Aires, Argentina
April  29, 2025

/s/ Pistrelli, Henry Martin y Asociados S.A.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.A.
Member of Ernst & Young Global Limited